Hennessy Advisors, Inc. Reports First Quarter Earnings Increase of 4%

NOVATO, Calif., Jan. 26, 2017 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported fully diluted earnings per share of $0.74 for the first fiscal quarter ended December 31, 2016, an increase of 4% over the prior comparable quarter ended December 31, 2015. Quarterly revenue totaled $13.3 million, an increase of 1% over the prior comparable period. From December 31, 2015, to December 31, 2016, total assets under management increased 4%, while average assets under management, upon which revenue is calculated, increased by 2%.

"We are pleased to report that despite a challenging industry environment, Hennessy Advisors has started its new fiscal year by recording another quarter of strong revenue and earnings results," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "The U.S. stock market posted solid gains in 2016, and we are hopeful that a recovery in corporate profits and a more pro-business policy focus from the new administration may help extend this bull market, now entering its ninth year. Equity valuations remain attractive relative to bond yields, and while we expect the Federal Reserve to continue to raise short-term interest rates over the next year, we believe the rise will be very gradual," added Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2016	Dec. 31, 2015	$ Change	% Change
Total Revenue	$ 13,294,072	$ 13,153,260	$ 140,812	1.1%
Net Income	$ 3,839,642	$ 3,649,812	$ 189,830	5.2%
Earnings Per Share (Diluted)	$ 0.74	$ 0.71	$ 0.03	4.2%
Weighted Average Number of
Shares Outstanding (Diluted)	5,170,702	5,121,437	49,265	1.0%
Mutual Fund Average Assets
Under Management	$ 6,539,432,471	$ 6,424,248,104	$ 115,184,367	1.8%

At Period Ending Date	Dec. 31, 2016	Dec. 31, 2015	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 6,592,588,760	$ 6,324,043,925	$ 268,544,835	4.2%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert(s): For information on the listed expert(s), click appropriate link.
Neil J. Hennessy
ProfNet - https://profnet.prnewswire.com/Subscriber/ExpertProfile.aspx?ei=100270

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354;
Melissa Murphy, SunStar Strategic, mmurphy@sunstarstrategic.com; 703-894-1056